Exhibit (e)

Rule 466 Certification

The depositary, Citibank, N.A., represents and certifies the following:

1.	That it previously had filed a registration statement on Form F-6 (Registration No. 3333-227277) which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Form F-6 Registration Statement except for (i) the number of shares each American Depositary Share represents, and (ii) the name of the issuer of such shares; and

2.	That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

CITIBANK, N.A., as Depositary

By:	/s/ Karen Wu
Name: Karen Wu
Title: Attorney-in-fact

Ex (e)-1